SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           September 16, 2002

NRG Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN 55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          612-373-5300

(Former name or former address, if changed since last report)

SIGNATURES
EX-99.1 Form of NRG Energy Equity Undertaking

Item 5. Other Events

On Monday, September 16, 2002, Xcel Energy announced that NRG Energy, Inc. (a wholly owned subsidiary) did not make payments on four debt issues due September 16, 2002.

The withheld payments include:

$10.9 million due on $350 million of 8.25 percent senior unsecured notes due on 2010;

$14.4 million due on a $250 million “pass through” trust — a special purpose entity that is effectively a senior unsecured obligation of NRG Energy — with an interest rate of 8.70 percent that matures in 2005; and

Approximately $47 million in combined principal and interest payments on NRG South Central Generating LLC (a wholly owned subsidiary of NRG Energy) 8.962 percent Series A-1 senior secured bonds due 2016 and 9.479 percent series B-1 senior secured bonds due 2024.

NRG Energy expects to address these payments in a broader restructuring plan and is working with bondholders to resolve these issues. NRG Energy has 15 days to make principal and interest payments to the South Central Generating A-1 and A-2 Series bondholders and 30 days to make payments to the NRG corporate level bondholders to avoid an event of default on these bonds.

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: outcome of negotiations with lenders and bondholders; general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; currency translation and transaction adjustments; and the other risk factors listed from time to time by NRG Energy in reports filed with the Securities and Exchange Commission (SEC).

Item 7. Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

99.1	Form of NRG Energy Equity Undertaking by and among NRG Energy, Inc. and NRG Finance Company I LLC and Credit Suisse First Boston dated as of May 8, 2001 and entered into in connection with that certain Credit Agreement dated as of May 8, 2001 among NRG Finance Company I LLC and various banks to finance the construction of Approved Projects, the acquisition of certain Turbines therefore and the acquisition of certain other assets and plants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

	By	/s/ Richard C. Kelly
Richard C. Kelly
President and Chief Operating Officer

Dated: September 23, 2002

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